Exhibit 99.1
Inquiries:
Northfield Laboratories Inc.
(847) 635-0066
FOR IMMEDIATE RELEASE
NORTHFIELD LABORATORIES ANNOUNCES FILING OF VOLUNTARY
PETITION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
     June 1, 2009 — Evanston, Illinois (Business Wire) — Northfield Laboratories Inc. (Nasdaq: NFLD) announced today that it has filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court for the District of Delaware. The filing was made to facilitate the Company’s previously-announced plan to wind down its business operations and carry out an orderly disposition of its assets. The decision to file was made after an exhaustive review of alternative options and is seen as the most favorable means for the Company to continue its wind down process and liquidate its remaining assets for the benefit of its creditors and other parties in interest.
     The Company expects to file with the bankruptcy court a liquidating plan and related disclosure statement. Northfield expects that it will seek approval of the Plan as expeditiously as practicable pursuant to relevant notice requirements, the Bankruptcy Code and applicable law and procedures.
     The implementation of the Plan is dependent upon a number of factors, including final documentation, the approval of a disclosure statement and confirmation and consummation of the Plan in accordance with the provisions of the Bankruptcy Code. While the Company believes that its current Plan provides the best available alternative for its creditors and other parties in interest, the Company will continue to consider alternatives that might lead to a greater recovery for the benefit of creditors and other parties in interest.
     The Company’s principal bankruptcy attorneys are Baker & McKenzie LLP and Bifferato LLC.
     This press release is for informational purposes only and is not a solicitation to accept or reject the Plan or an offer to sell or a solicitation of an offer to buy any securities of the Company. Any solicitation or offer to sell will be made pursuant to and in accordance with the solicitation and disclosure statement distributed in accordance with the Bankruptcy Code, other applicable law and procedures.
Forward Looking Statements
     This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by the use of such terms as “intends,” “expects,” “plans,” “estimates,” “anticipates,” “should,” “believes” and similar terms. These forward-looking statements involve inherent risks and uncertainties. Our actual results may therefore differ materially from those predicted by the forward-looking statements because of various risks and uncertainties, including those described from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. We do not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the time such statement is made. All subsequent written and oral forward-looking statements attributable to Northfield or any person acting on our behalf are qualified by this cautionary statement.